Exhibit 99.1

RAPT Therapeutics Reports Third Quarter 2025 Financial Results and Recent Highlights

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Initiated prestIgE Phase 2b trial of ozureprubart in food allergy

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Announced positive topline data from Phase 2 trial in chronic spontaneous urticaria; results showed ozureprubart at both Q8W and Q12W dosing had comparable efficacy and safety to omalizumab at Q4W dosing

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Completed $250 million public offering to strengthen balance sheet

SOUTH SAN FRANCISCO, Calif. – November 6, 2025 – RAPT Therapeutics, Inc. (Nasdaq: RAPT) (“RAPT” or the “Company”), a clinical-stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing novel therapies for patients living with inflammatory and immunological diseases, today reported financial results for the third quarter and nine months ended September 30, 2025.

“We have considerable momentum heading into the end of the year. We see tremendous potential for ozureprubart in large IgE-driven indications such as food allergy and CSU, and our recent financing gives us additional capital to advance our programs,” said Brian Wong, President and CEO of RAPT. “Looking ahead, we plan to report topline results from Jeyou’s Phase 2 trial of ozureprubart in asthma and to provide additional details from the recently reported Phase 2 clinical trial in CSU at a medical meeting next year. We also plan to meet with the FDA and other regulatory agencies to discuss the registrational pathway in CSU.”

Recent Highlights

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In September, announced that the U.S. Food and Drug Administration (FDA) has cleared the Company’s Investigational New Drug (IND) Application to proceed to a Phase 2b clinical trial of ozureprubart (RPT904) in food allergy. In October, the Company initiated the prestIgE Phase 2b trial, a randomized, double-blind, placebo-controlled study designed to evaluate the safety and efficacy of ozureprubart dosed every 8 weeks (Q8W) and every 12 weeks (Q12W) as a treatment for food allergy.

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In October, together with Shanghai Jeyou Pharmaceutical Co., Ltd. (Jeyou), announced positive topline data from Jeyou’s Phase 2 trial of ozureprubart as monotherapy in chronic spontaneous urticaria (CSU). Results from this study, which was conducted in China, indicate that ozureprubart dosed Q8W or Q12W has comparable efficacy and safety to omalizumab dosed Q4W, and the companies believe these results warrant advancing ozureprubart to Phase 3 development in CSU. Although the study was not a formal non-inferiority study and no statistical hypothesis was tested, the data from both the ozureprubart Q8W and Q12W treatment arms showed numerically greater improvement on the UAS7 endpoint and numerically higher proportion of patients with UAS7=0 at all timepoints (Weeks 8, 12 and 16) compared to omalizumab Q4W.

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In October, completed an underwritten public offering of 8,333,334 shares of common stock at a price of $30.00 per share for gross proceeds of $250 million. The Company’s current cash balance is projected to fund operations to mid-2028, which includes the planned initiation of Phase 3 studies of ozureprubart in CSU.

“We have considerable momentum heading into the end of the year. We see tremendous potential for ozureprubart in large IgE-driven indications such as food allergy and CSU, and our recent financing gives us additional capital to advance our programs,” said Brian Wong, President and CEO of RAPT. “Looking ahead, we plan to report topline results from Jeyou’s Phase 2 trial of ozureprubart in asthma and to provide additional details from the recently reported Phase 2 clinical trial in CSU at a medical meeting next year. We also plan to meet with the FDA and other regulatory agencies to discuss the registrational pathway in CSU.”

Financial Results for the Third Quarter and Nine Months Ended September 30, 2025

All share and per share amounts in this press release have been adjusted to reflect the 1-for-8 reverse split of the Company's common stock effected on June 16, 2025.

Third Quarter Ended September 30, 2025

Net loss for the third quarter of 2025 was $17.6 million, compared to $18.4 million for the third quarter of 2024.

Research and development expenses for the third quarter of 2025 were $12.0 million, compared to $13.3 million for the third quarter of 2024. The decrease in research and development expenses was primarily due to decreases in costs related to development of zelnecirnon and tivumecirnon, personnel, lab supplies, non-cash stock-based compensation and facilities, partially offset by increases in consulting costs and costs related to development of ozureprubart and early-stage programs.

General and administrative expenses for the third quarter of 2025 were $7.3 million, compared to $6.4 million for the third quarter in 2024. The increase in general and administrative expenses was primarily due to increases in non-cash stock-based compensation, consulting costs and facilities costs.

Nine Months Ended September 30, 2025

Net loss for the nine months ended September 30, 2025 was $52.4 million, compared to $76.6 million for the same period in 2024.

Research and development expenses for the nine months ended September 30, 2025 were $36.4 million, compared to $60.8 million for the same period in 2024. The decrease in research and development expenses was primarily due to decreases in costs related to development of zelnecirnon and tivumecirnon, personnel, lab supplies, non-cash stock-based compensation and facilities, partially offset by increases in consulting costs and costs related to development of ozureprubart and early-stage programs.

General and administrative expenses for the nine months ended September 30, 2025 were $21.8 million, compared to $20.9 million for the same period in 2024. General and administrative expenses increased primarily due to increases in non-cash stock-based compensation, consulting costs and facilities costs, partially offset by a decrease in personnel costs.

As of September 30, 2025, the Company had cash and cash equivalents and marketable securities of $157.3 million. In October 2025, the Company completed an underwritten public offering of 8,333,334 shares of common stock at a price of $30.00 per share for net proceeds of approximately $234.4 million, after deducting underwriting discounts and commissions and offering-related expenses.

About RAPT Therapeutics, Inc.

RAPT is a clinical-stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing novel therapies for patients living with inflammatory and immunological diseases. Utilizing our deep and proprietary expertise in immunology, we develop novel therapies that are designed to modulate the critical immune responses underlying these diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimates,” “expects,” “look ahead,” “look forward,” “plans,” “potential” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the timing of the initiation of, or disclosure of data from, clinical trials, expectations concerning our partnership with Jeyou, the therapeutic and commercial potential of ozureprubart, the sufficiency of our capital to take our programs into late-stage clinical development, plans for regulatory interactions, the development of our pipeline and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends that may not be predictive of future data or results or that may not demonstrate safety or efficacy or lead to regulatory approval, our reliance on our partners and other third parties, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to macroeconomic and geopolitical conditions (including the long-term impacts of ongoing overseas conflicts, tariffs and trade tensions, fluctuations in inflation and interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2025 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$12,034	$13,340	$36,416	$60,761
General and administrative	7,337	6,448	21,755	20,875
Total operating expenses	19,371	19,788	58,171	81,636
Loss from operations	(19,371)	(19,788)	(58,171)	(81,636)
Other income, net	1,791	1,356	5,783	5,020
Net loss	$(17,580)	$(18,432)	$(52,388)	$(76,616)
Other comprehensive income:
Unrealized gain on marketable securities	84	154	50	4
Total comprehensive loss	$(17,496)	$(18,278)	$(52,338)	$(76,612)
Net loss per share, basic and diluted	$(0.65)	$(3.79)	$(1.94)	$(15.80)
Weighted average number of shares used in computing net loss per share, basic and diluted	26,963,107	4,862,935	26,946,491	4,850,066

RAPT THERAPEUTICS, INC.

BALANCE SHEETS

(In thousands)

	September 30, 2025	December 31, 2024
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$37,930	$169,735
Marketable securities	119,414	61,320
Prepaid expenses and other current assets	3,701	4,181
Total current assets	161,045	235,236
Property and equipment, net	765	1,367
Operating lease right-of-use assets	1,883	3,333
Other assets	2,046	389
Total assets	$165,739	$240,325
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,102	$1,275
Accrued expenses	9,008	9,597
License fees payable	—	35,000
Operating lease liabilities, current	2,209	2,422
Other current liabilities	56	57
Total current liabilities	13,375	48,351
Operating lease liabilities, non-current	387	2,070
Total liabilities	13,762	50,421
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	13
Additional paid-in capital	818,810	804,388
Accumulated other comprehensive income	100	50
Accumulated deficit	(666,935)	(614,547)
Total stockholders’ equity	151,977	189,904
Total liabilities and stockholders’ equity	$165,739	$240,325

(1)
The balance sheet for December 31, 2024 has been derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.